Exhibit 99.1

Orexigen® Therapeutics Prices Public Offering of Common Stock

San Diego, CA, July 23, 2009 – Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced that it has priced an underwritten public offering of 10,000,000 shares of its common stock at a price of $7.50 per share. Net proceeds, after estimated underwriting discounts and commissions and estimated expenses, will be approximately $70.9 million. Orexigen has granted the underwriter a 30-day option to purchase up to an additional 1,500,000 shares of common stock to cover overallotments, if any. The offering is expected to close on or about July 28, 2009, subject to satisfaction of customary closing conditions. Leerink Swann LLC is acting as sole book-running manager for the offering. Lazard Capital Markets LLC, Canaccord Adams Inc., JMP Securities LLC and Natixis Bleichroeder Inc. are acting as co-managers for the offering.

The securities described above are being offered by Orexigen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, from Leerink Swann LLC , Attention: Syndicate Department, One Federal Street, 37th Fl., Boston, MA 02110 or by calling Leerink Swann LLC, toll free, at 1-800-808-7525, Ext. 4814.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead investigational product, Contrave(R), has completed Phase 3 clinical trials and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second product, Empatic(TM), is in the later stages of Phase 2 clinical development, with results expected in the second half of 2009. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.orexigen.com.

SOURCE Orexigen Therapeutics, Inc.

http://www.orexigen.com